                                  For more information, contact:
                                  Roger K. Marach, Chief Financial Officer
                                  (602) 705-2105
                                  Karen A. Silva, Manager, Investor Relations
                                  (602) 705-2113


FOR IMMEDIATE RELEASE




           SPEEDFAM INTERNATIONAL REPORTS FIRST-QUARTER FY98 RESULTS:

                     $53.8 MILLION IN REVENUE AND $0.39 EPS



CHANDLER, ARIZ., SEPTEMBER 17, 1997 -- SpeedFam International, Inc. (NASDAQ:SFAM), a leading supplier of high-throughput chemical mechanical planarization (CMP) systems for the semiconductor, disk media and silicon wafer industries worldwide, today announced its financial results for the first quarter of fiscal 1998, which ended August 31, 1997.

         SpeedFam reported total revenue of $53.8 million, up 35.5 percent from the $39.7 million reported for the same period a year ago. This was the highest quarterly revenue in the Company's history. Backlog at the end of the first quarter was $68.3 million, up from $58.9 million a quarter earlier and from $41.4 million a year ago.

         Net earnings were $5.6 million, up 37.6 percent from $4.0 million a year earlier. Net earnings per share were $0.39, compared with $0.36 for the first quarter of fiscal 1997. This comparison includes the effect of a 26.3 percent increase in weighted average shares outstanding following SpeedFam's common stock offering in February 1997.

         "Sales of CMP systems to major semiconductor manufacturers continue to drive our growth and profitability," said James N. Farley, chairman of the board of SpeedFam International. "Nine customers -- eight of them with repeat orders -- received shipments of Auriga systems during the quarter. We ended the quarter with a healthy CMP backlog, which underscores the momentum of market demand."


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SPEEDFAM REPORTS Q1/98 RESULTS                                                 2




BUSINESS MIX

         For the first quarter of fiscal 1998, the equipment, parts and expendables segment of SpeedFam's business contributed revenue of $43.8 million, or 84.4 percent of net sales, up from $31.2 million, or 82.0 percent, a year earlier. The slurries segment -- polishing liquids and abrasives -- accounted for $8.1 million, or 15.6 percent of net sales, compared with $6.8 million, or
18.0 percent, for the first quarter of fiscal 1997.

         Sales of CMP systems to the semiconductor device market generated $30.7 million, or 57.0 percent of total revenue, nearly double the $16.3 million, or
41.0 percent of total revenue, reported a year earlier. The Company shipped 14 Auriga CMP systems during the quarter.

         Revenue from the thin film memory disk media market accounted for $16.2 million, or 30.1 percent of total revenue, compared with $16.2 million, or 40.8 percent, for the first quarter of fiscal 1997. Although overall sales to this market were flat with the prior year, equipment sales declined due to general overcapacity in the memory disk industry and increased competition, which the Company expects to continue for at least the next several quarters.

         Sales to the silicon wafer and industrial components markets contributed revenue of $6.9 million, or 12.9 percent of total revenue, compared with $7.2 million, or 18.2 percent, a year ago.

         The Company's commission revenue on sales of equipment produced by the Far East Joint Venture -- SpeedFam Co., Ltd. -- for the silicon wafer and thin film memory disk media markets in the United States and Europe totaled $1.9 million, compared with $1.7 million for the first quarter of fiscal 1997.

PROFIT MARGINS

         SpeedFam's overall gross margin for the first quarter of fiscal 1998 improved to 42.7 percent from 35.1 percent the prior year. This increase was due to the continued shift in the revenue mix to higher margin CMP systems.

         Research, development and engineering expenses were $6.8 million, or
12.6 percent of total revenue, up from $3.8 million, or 9.5 percent, a year earlier. This increase reflected the Company's significant investment in dry-in/dry-out and end-point detection capabilities for its


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SPEEDFAM REPORTS Q1/98 RESULTS                                                 3


CMP systems; upgrading a key product in the memory disk polishing market; and various process technologies for the semiconductor device, thin film memory disk media and silicon wafer markets.

         Selling, general and administrative expenses were $9.4 million, or 17.4 percent of total revenue, compared with $6.8 million, or 17.1 percent, a year ago. The percentage increase was due primarily to higher commissions paid to the Far East Joint Venture for sales of CMP systems manufactured in the United States, and continued investments in the Company's sales, support and administrative infrastructure.

         As a result of strong revenue growth and gross margin improvement, SpeedFam's first-quarter operating profit was $6.9 million, or 12.7 percent of total revenue, up from $3.4 million, or 8.5 percent, a year earlier. Earnings from consolidated companies were $4.8 million, more than double the $1.9 million reported for the first quarter of fiscal 1997.

         SpeedFam International's equity in the net earnings of its joint ventures -- SpeedFam Co., Ltd. and Fujimi Corporation -- was $729,000 for the first quarter, down from $2.2 million a year ago.

         "The Far East Joint Venture reported lower than expected profitability for the quarter," said Makoto Kouzuma, president and chief executive officer of SpeedFam International. "The Far East Joint Venture recently adopted an aggressive pricing strategy designed to gain market share for the Joint Venture's new automated disk polishing systems. Although we expect this gross margin pressure to continue to negatively impact the Joint Venture's equity contribution for at least the near term, we believe this pricing strategy represents an important strategic investment."

         "It is important to point out that the reduced equity contribution for the first quarter from the Far East Joint Venture was more than offset by the continued strong growth and profitability of our high-margin CMP business. Once again, this highlights the strength of SpeedFam's business mix," said Kouzuma.

THE COMPANY

         SpeedFam International, Inc. designs, develops, manufactures, markets and supports chemical mechanical planarization (CMP) systems used in the fabrication of


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SPEEDFAM REPORTS Q1/98 RESULTS                                                 4


semiconductor devices and other high-throughput precision surface processing systems. SpeedFam's flat surface processing systems are also used in the semiconductor, thin film memory disk media, silicon wafer, and general industrial components markets. In addition, the Company markets and distributes polishing liquids (slurries), parts and expendables used in its customers' manufacturing processes. SpeedFam International, Inc. owns a 50 percent interest in each of two joint ventures, SpeedFam Co., Ltd. (the Far East Joint Venture) and Fujimi Corporation.

         Certain statements in this news release constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The aforementioned risks, uncertainties and other factors are discussed in the Company's Form 10-K, dated August 26, 1997, and other documents filed from time to time with the Securities and Exchange Commission (SEC).

                                      # # #

                         (FINANCIAL STATEMENTS ATTACHED)


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           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS ENDED
                                             AUGUST 31,      AUGUST 31,
                                                1997           1996
                                                ----           ----
Revenue:
  Net sales                                   $ 51,915       $ 38,059
  Commissions from affiliate                     1,932          1,669
                                              --------       --------
    Total revenue                               53,847         39,728
Cost of sales                                   30,831         25,782
                                              --------       --------
    Gross margin                                23,016         13,946
  Research, development and engineering          6,785          3,781
  Selling, general and administrative            9,369          6,805
                                              --------       --------
Operating profit                                 6,862          3,360
Other income (expense), net                        759           (445)
                                              --------       --------
Earnings from consolidated companies
    before income taxes                          7,621          2,915
Income tax expense                               2,793          1,063
                                              --------       --------
Earnings from consolidated companies             4,828          1,852
Equity in net earnings of affiliates               729          2,186
                                              --------       --------
Net earnings                                  $  5,557       $  4,038
                                              ========       ========
Net earnings per share                        $   0.39       $   0.36
                                              ========       ========
Weighted average common and
    common equivalent shares                    14,242         11,277
                                              ========       ========

           SPEEDFAM INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   AUGUST 31,       MAY 31,
                                                                      1997           1997
                                                                      ----           ----
ASSETS
Current assets:
  Cash and cash equivalents                                         $ 70,491       $ 76,895
  Trade accounts and notes receivable, net                            46,401         38,021
  Inventories                                                         39,388         35,849
  Other current assets                                                 4,290          4,950
                                                                    --------       --------
    Total current assets                                             160,570        155,715

Investments in affiliates                                             24,844         23,956
Property, plant and equipment, net                                    32,294         24,582
Other assets                                                           2,387          2,247
                                                                    --------       --------
    Total assets                                                    $220,095       $206,500
                                                                    ========       ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-term debt       $    226       $    250
  Accounts payable and due to affiliates                              31,381         25,747
  Customer deposits                                                    4,755          4,165
  Other current liabilities                                           17,979         18,731
                                                                    --------       --------
    Total current liabilities                                         54,341         48,893

  Long-term debt                                                         230            272
  Deferred income taxes                                                  802            802
                                                                    --------       --------
    Total liabilities                                                 55,373         49,967

Stockholders' equity                                                 164,722        156,533
                                                                    --------       --------
    Total liabilities and stockholders' equity                      $220,095       $206,500
                                                                    ========       ========